UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 26, 2007

MONTGOMERY REALTY GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-30724	88-0377199
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

400 Oyster Point Blvd., Suite 415 South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

(650) 266-8080
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02—DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On April 26, 2007, Montgomery Realty Group, Inc., and Marianne Duhaterova agreed that Ms. Duhaterova would resign her position as Montgomery’s Chief Financial Officer.

Montgomery’s Chief Executive Officer and President, Dinesh Maniar, will now also serve as Montgomery’s Chief Financial Officer.

Mr. Maniar has been an industrial and commercial real estate developer since 1973 and has been the President and Chief Executive Officer of Montgomery since 1999. Mr. Maniar is president of the Maniar Investment Group, consisting principally of Diversified Investment and Management Corporation (DIMC) and several affiliated companies active in residential, retail and office development, management, and investment. Mr. Maniar has built and leased commercial buildings of approximately 2,000,000 square feet. Several of Mr. Maniar’s projects have been purchased by such companies as Prudential Life Insurance Company, Bank of America Trust Company, Equitable Life Assurance Company, and Grosvenor International. Mr. Maniar’s projects have been occupied by leading national and international firms such as Japan Foods (Kikkoman), Coca-Cola, Duracell, Aero Electronics, Bally, OMI, Mead Paper, and National Semiconductor.

Since January 1, 2006, Mr. Maniar has had a direct or indirect financial interest in the following transactions with Montgomery:

Reimbursement to DIMC for Office Use and Administrative Support

Montgomery obtains the use of office facilities and related administrative support from DIMC, a corporation owned by Mr. Maniar, Montgomery’s president, director, and principal stockholder. DIMC’s executive offices are located at 400 Oyster Point Boulevard, Suite 415, South San Francisco, California. In addition, Montgomery reimburses DIMC for the use of communications and data processing systems, secretarial and administrative services, office supplies, and related support at their approximate allocable direct cost, as estimated by DIMC, with a minimum monthly payment of $20,000. Management estimates that the total amount to be reimbursed to DIMC for office use and administrative support during 2007 will not exceed $240,000.

Montgomery uses DIMC’s professional property management and development staff, including attorneys, accountants, engineers, and similar professionals, to handle all day-to-day administrative matters for Montgomery, together with such other matters as may be determined by Montgomery’s management in connection with Montgomery’s business activities. Montgomery reimburses DIMC its direct costs for such services, including allocable payroll burdens, employee benefits, and related costs, as provided in the management agreement between DIMC and Montgomery discussed above. Such costs vary depending on the nature and extent of services actually required by Montgomery.

Amounts reimbursed by Montgomery to DIMC under the foregoing arrangements may include reimbursement of salaries to persons who may also serve as officers and directors of Montgomery.

Management and Development Agreements with DIMC for Montgomery’s Texas Properties

In February 2006, Montgomery entered into the following four contracts with DIMC:

(1)         Property Management Agreement between Montgomery and DIMC whereby DIMC served as the property manager for Montgomery’s London Square Apartments in Austin, Texas. The contract called for DIMC to receive 3% of the gross rents as compensation for management, together with direct reimbursement for payroll and related third-party expenses. Montgomery sold the London Square Apartments on April 25, 2007.

(2)         Property Management Agreement between Montgomery and DIMC whereby DIMC serves as the property manager for Montgomery’s Glen Oaks Apartments in Austin, Texas. The contract calls for DIMC to receive 3% of the gross rents as compensation for management, together with direct reimbursement for payroll and related third-party expenses.

(3)         Property Management Agreement between Montgomery and DIMC whereby DIMC served as the property manager for Montgomery’s Ashdale Garden Apartments in Austin, Texas. The contract called for DIMC to receive 3% of the gross rents as compensation for management, together with direct reimbursement for payroll and related third-party expenses. Montgomery sold the Ashdale Garden Apartments on October 12, 2006.

(4)         Development Consulting Agreement between Montgomery and DIMC whereby DIMC will supervise and monitor the renovation and/or redevelopment of the London Square Apartments, the Glen Oaks Apartments, and the Ashdale Garden Apartments. Under the agreement, DIMC receives 15% of the renovation expenditures as an administration fee and is reimbursed by Montgomery for all third-party labor, material, and professional construction expenses, including building permits and similar items.

These agreements were approved by Montgomery’s independent audit committee and its board of directors with Mr. Maniar abstaining.

Commission Paid to DIMC as Real Estate Broker

In June 2006, DIMC acted as broker for Montgomery with respect to the sale of the Eccles Project and received a commission of $315,000, or 3% of the gross sales price, and in October 2006, DIMC acted as broker for Montgomery with respect to the sale of the Ashdale Garden Apartments and received a commission of $64,500, or 3% of the gross sales price. In each instance, DIMC’s role as broker and the amount of the commission paid were approved by Montgomery’s board of directors with Mr. Maniar abstaining.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MONTGOMERY REALTY GROUP, INC.
Registrant

Dated: April 27, 2007	By:	/s/ Dinesh Maniar
Dinesh Maniar
President

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